Exhibit 99.1

Dream Finders Announces First Quarter 2023 Results

Homebuilding Revenues Up 16%, Home Closings Up 11%

Return on Participating Equity Improved 510 bps to 46.0%

Jacksonville, Fla. – May 4, 2023— Dream Finders Homes, Inc. (the “Company”, “Dream Finders Homes”, “Dream Finders” or “DFH”) (NYSE: DFH) announced its financial results for the first quarter ended March 31, 2023.

First Quarter 2023 Highlights (As Compared to First Quarter 2022, unless otherwise noted)

•Homebuilding revenues increased 16% to $767 million from $662 million

•Home closings increased 11% to 1,517 from 1,371

•Gross margin as a percentage of homebuilding revenues decreased 170 basis points to 17.0% from 18.7%

•Pre-tax income increased 10% to $69 million, compared to $63 million

•Net income attributable to DFH increased 12% to $49 million, or $0.49 per basic share, compared to $44 million, or $0.43 per basic share

•Average sales price of homes closed increased 4% to $490,553 from $470,218

•Active community count increased 7% to 220 from 206

•Backlog of sold homes of 5,479 homes, valued at $2.5 billion

•Return on participating equity increased to 46.0% for the trailing twelve months ended March 31, 2023, compared to 40.9% for the trailing twelve months ended March 31, 2022

•Total liquidity, comprised of cash and cash equivalents, and availability under the revolving credit facility, of $453 million as of March 31, 2023, compared to $487 million as of December 31, 2022

Management Commentary

Patrick Zalupski, Dream Finders Homes Chairman and CEO, said, “Coming off a record fourth quarter in 2022, DFH maintained positive momentum in the first quarter of 2023, delivering revenue growth of 16% along with pre-tax income of $69 million and earnings per basic share of $0.49, which increased 10% and 12%, respectively, compared to the year-ago quarter. These are all first quarter Company records. We are pleased with our modest progress in bringing down construction times, which ultimately will allow us to increase our inventory turns and maintain an industry-leading ROE. Net new orders in the first quarter, while down year over year, felt healthy and this demand persisted, with April net new orders increasing year over year. Supply remains low in our markets, and we believe our high-quality locations offer some resiliency against potential headwinds in the economy. Although plenty of uncertainty remains for 2023, DFH is poised to deliver another solid year.”

First Quarter 2023 Results

Homebuilding revenues in the first quarter 2023 increased 16% to $767 million, compared to $662 million in the first quarter 2022. Home closings increased 11% to 1,517, compared to 1,371 in the first quarter 2022. Average sales price (“ASP”) of homes closed for the first quarter 2023 increased to $490,553, compared to $470,218 in the first quarter 2022.
Homebuilding gross margin percentage in the first quarter 2023 was 17.0%, compared to 18.7% in the first quarter 2022. The gross margin decrease was attributable to increases in cost of funds, as well as closing costs, as we continue to incentivize homebuyers to close homes.

Selling, general and administrative expense (“SG&A”) as a percentage of homebuilding revenues improved 100 basis points (“bps”) to 8% in the first quarter 2023, compared to 9% in the first quarter 2022, as a result of our continued cost management efforts. In the first quarter 2023, SG&A included a $2 million charge related to write-offs of earnest deposits and due diligence costs for lot option contracts that were terminated.

Net income attributable to DFH in the first quarter 2023 was $49 million, or $0.49 per basic share, compared to $44 million, or $0.43 per basic share in the first quarter 2022, representing increases of 12% and 14%, respectively. The Company recorded $5 million of contingent consideration revaluation expense in the first quarter 2023 primarily as a result of better-than-expected financial results and adjusted projections for the McGuyer Homebuilders, Inc. (“MHI”) acquisition.

We consider basic earnings per share (“EPS”) to be a more meaningful metric of our profitability, as the diluted EPS calculation is impacted by the volatility of the price of our common stock and fluctuates outside of our control. In addition, the holders of the convertible preferred stock cannot trigger the conversion feature until September 29, 2026, the fifth year following its issuance. The Company does not intend for the preferred stock to convert into Class A common stock.

Net new orders in the first quarter 2023 were 1,448, a sequential improvement of 31% compared to the fourth quarter 2022 net new orders of 1,107. Net new orders in the first quarter 2022 were 2,402. The decrease from the first quarter 2022 is mainly attributable to built-for-rent sales contracts that did not repeat in the first quarter 2023. Due to the time and effort involved in the execution of these types of bulk sales arrangements, results can be lumpy from quarter to quarter and could vary significantly. The cancellation rate in the first quarter 2023 was 20.9%, an improvement of 1,120 bps compared to the fourth quarter 2022 cancellation rate of 32.1%. The first quarter 2022 cancellation rate was 13.4%, reflective of all-time low levels of cancellations that were observed throughout the industry. Despite continued economic uncertainty and elevated mortgage rates in the first quarter 2023, housing market demand started to show signs of stabilization. These sequential improvements in net new orders and the cancellation rate are reflective of our ability to adjust our operations to current market conditions by focusing on aggressive sales incentives, pacing starts consistently and maintaining adequate levels of quick move-in homes in our communities.

As of March 31, 2023, return on participating equity (“ROE”) was 46.0%, an improvement of 510 bps compared to the first quarter 2022. ROE is calculated as net income attributable to DFH less preferred distributions for the trailing twelve-month period, divided by average participating stockholders’ equity. Average participating stockholders’ equity is based on beginning and ending balances for the trailing twelve-month period.

As of March 31, 2023, DFH had a backlog of 5,479 homes, valued at $2.5 billion, remaining relatively consistent compared to the backlog of 5,548 homes, valued at $2.5 billion as of December 31, 2022. As of March 31, 2023, the ASP in backlog was $462,576.

Full Year 2023 Outlook

Dream Finders Homes maintains its guidance of approximately 6,000 home closings for the full year 2023. Further deterioration of general economic conditions, including interest rate increases and mortgage availability, as well as any further COVID-19 governmental restrictions on land development, home construction or home sales or additional supply chain challenges could negatively affect the Company’s ability to achieve this number of home closings in 2023. As of March 31, 2023, the Company backlog was 5,479 homes, with approximately 1,649 of the homes in backlog expected to be delivered in 2024 and beyond.

The following table shows the backlog units and ASP as of March 31, 2023 by segment:

	As of March 31, 2023 (unaudited)
Backlog:	Units	Average Sales Price
Jacksonville	1,674	$316,111
Colorado	88	615,284
Orlando	850	626,819
The Carolinas	679	319,313
Texas	1,171	688,086
Other (1)	1,017	389,164
Total	5,479	$462,576
(1)Austin, TX; Washington D.C.; Savannah, GA; Hilton Head and Bluffton, S.C.; Active Adult and Custom Homes. Austin refers to legacy DFH operations in Texas, exclusive of MHI.

About Dream Finders Homes, Inc.

Dream Finders Homes (NYSE: DFH) is a homebuilder based in Jacksonville, FL. Dream Finders Homes builds single-family homes in Florida, Texas, North Carolina, South Carolina, Georgia, Colorado, and the Washington, D.C. metropolitan area, which includes Northern Virginia and Maryland. Through its mortgage and title joint ventures, DFH also provides mortgage financing and title services to its homebuyers. Dream Finders Homes achieves its industry-leading growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events, including projected 2023 home closings and market conditions and possible or assumed future results of operations, including statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2022, and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement except as may be required by applicable law.

Dream Finders Homes, Inc.
Condensed Consolidated Statements of Comprehensive Income and Other Financial and Operating Data
(In thousands, except per share amounts and Other Financial and Operating Data, unless otherwise noted)
(Unaudited)

	For the Three Months Ended March 31, (unaudited)
	2023	2022
Revenues:
Homebuilding	$767,476	$662,473
Other	1,944	1,593
Total revenues	769,420	664,066
Homebuilding cost of sales	637,344	538,868
Selling, general and administrative expense	60,761	61,710
Income from unconsolidated entities	(2,958)	(2,960)
Contingent consideration revaluation	5,316	4,192
Other income, net	(430)	(956)
Income before income taxes	69,387	63,212
Income tax expense	(17,636)	(16,878)
Net and comprehensive income	51,751	46,334
Net and comprehensive income attributable to noncontrolling interests	(2,662)	(2,618)
Net and comprehensive income attributable to Dream Finders Homes, Inc.	$49,089	$43,716

Earnings per share
Basic	$0.49	$0.43
Diluted	$0.45	$0.42
Weighted-average number of shares
Basic	92,940,291	92,758,939
Diluted	108,822,306	102,496,876
Other Financial and Operating Data
Active communities at end of period(1)	220	206
Home closings	1,517	1,371
Average sales price of homes closed(2)	$490,553	$470,218
Net new orders	1,448	2,402
Cancellation rate	20.9%	13.4%
Backlog (at period end) - homes	5,479	7,413
Backlog (at period end, in thousands) - value	$2,534,454	$3,443,709
Gross margin (in thousands)(3)	$130,132	$123,605
Gross margin %(4)	17.0%	18.7%
Net profit margin %	6.4%	6.6%
(1)A community becomes active once the model is completed or the community has its fifth net new order. A community becomes inactive when it has fewer than five units remaining to sell.
(2)Average sales price of homes closed is calculated based on homebuilding revenues, excluding the impact of deposit forfeitures, percentage of completion revenues and land sales, over homes closed.
(3)Gross margin is homebuilding revenues less homebuilding cost of sales.
(4)Calculated as a percentage of homebuilding revenues.

	Three Months Ended March 31,
	2023 (unaudited)		2022 (unaudited)
Home Closings:	Units	Average Sales Price	Units	Average Sales Price
Jacksonville	287	$423,483	269	$453,134
Colorado	74	592,553	70	557,092
Orlando	234	492,931	106	436,542
The Carolinas	320	334,257	252	331,425
Texas	421	648,480	483	570,236
Other (1)	181	461,114	191	411,324
Total	1,517	$490,553	1,371	$470,218
(1)Austin, TX; Washington D.C.; Savannah, GA; Hilton Head and Bluffton, S.C.; Active Adult and Custom Homes. Austin refers to legacy DFH operations in Texas, exclusive of MHI.

Dream Finders Homes, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$266,569	$364,531
Restricted cash (VIE amounts of $8,603 and $4,372)	30,882	30,599
Accounts receivable (VIE amounts of $587 and $580)	33,564	43,490
Inventories:
Construction in process and finished homes	1,138,690	1,175,107
Company owned land and lots	291,106	196,563
VIE owned land and lots	5,064	6,515
Total inventories	1,434,860	1,378,185
Lot deposits	262,323	277,258
Other assets (VIE amounts of $1,650 and $1,877)	64,134	59,438
Investments in unconsolidated entities	13,495	14,008
Property and equipment, net	7,564	7,337
Operating lease right-of-use assets	23,199	24,084
Goodwill	172,207	172,207
Total assets	$2,308,797	$2,371,137

Liabilities
Accounts payable (VIE amounts of $481 and $353)	$134,741	$134,702
Accrued expenses (VIE amounts of $3,210 and $4,434)	103,963	184,051
Customer deposits	165,859	145,654
Construction lines of credit	915,992	966,248
Operating lease liabilities	23,802	24,661
Contingent consideration	113,965	115,128
Total liabilities	$1,458,322	$1,570,444

Mezzanine Equity
Preferred mezzanine equity	156,259	156,045
Stockholders’ Equity
Class A common stock, $0.01 per share, 289,000,000 authorized, 32,775,526 and 32,533,883 outstanding as of March 31, 2023 and December 31, 2022, respectively.	327	325
Class B common stock, $0.01 per share, 61,000,000 authorized, 60,226,153 outstanding	602	602
Additional paid-in capital	267,185	264,757
Retained earnings	411,494	365,994
Noncontrolling interests	14,608	12,970
Total mezzanine and stockholders’ equity	850,475	800,693
Total liabilities, mezzanine equity and stockholders’ equity	$2,308,797	$2,371,137

Contacts:
Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com